Exhibit 1.1

BYLAWS BANCOLOMBIA S.A.

CHAPTER I

NAME - TYPE - NATIONALITY - DOMICILE - OBJECT -TERM

Article 1. Name - Nature – Nationality. Bancolombia S.A. is a Colombian business Stock Corporation, incorporated through public deed No. 388, January 24, 1945, granted before Notary’s office No. 1, Medellín. It may also do business under the corporate name Banco de Colombia S.A., and may designate its commercial premises, products and services, under the trade name of Bancolombia.

Article 2. Domicile. The main domicile of the Bank is the city of Medellín, capital city of the Province of Antioquia, Republic of Colombia, where its main corporate business and premises are also located.

The domicile may not be changed without prior resolution from the General Meeting of Shareholders.

Article 3. Corporate object. The Bank's Corporate Object consists of all the banking operations, business, acts and services, performed through the banking establishment bearing its name and subject to the applicable legal provisions.

In the implementation of its corporate object and subject to the restrictions and limitations imposed by the law, the business Corporation may develop all the activities authorized to such kind of establishments and perform the investments allowed to perform.

In the Bank's corporate object are included such acts which are directly related with it and those whose purpose is to exercise the rights and fulfill the obligations, legally or conventionally derived from the existence and activity of the Corporation.

The Corporation may also participate in the capital of other corporations, when it is authorized by law, within the terms, and with the requirements, limits or conditions established by such a law.

Article 4. Term. Originally, the corporation was established for a fifty (50)-year term, starting on December 9, 1944, when the Superintendencia Bancaria (Today, Colombia Superintendency of Finance) approved the Corporation Charter; such term was extended for other fifty years, that is, until December 8th, 2044.

CHAPTER II

CAPITAL

Article 5. Authorized Capital. The authorized capital of Bancolombia S.A. is seven hundred thousand million Colombian Pesos (COP 700,000,000,000), divided into one million four hundred thousand shares (1,400,000,000), of a par value of five hundred pesos (COP 500.oo) each share.

Article 6. Subscribed and Paid-In Capital. The subscribed and paid-in capital of Bancolombia S.A. shall be established and set in accordance with the Law, these bylaws, and any particular provisions contained in the regulations governing financial institutions.

Article 7. Variations of Capital. The authorized capital may be modified only by the General Meeting of Shareholders in compliance with the requirements of the Law, in accordance with the relevant amendment to the Bylaws, legally approved and formalized. Any modification to the subscribed and paid-in capital stock shall be certified by the External Auditor in accordance with the legal provisions and shall be filed with the mercantile public record.

CHAPTER III

STOCK AND STOCKHOLDERS

Article 8. Share Classes. The company's shares are certificated and of capital stock and may be: a) common, b) privileged, and c) with preferred dividend and without voting rights. To the extent that it is not contrary to their nature, privileged shares shall be subject to the provisions in these Bylaws that are applicable to common shares.

Shares in which social capital is divided will circulate in an electronic way; consequently any negotiation or affectation to their rights will be legalized by electronic registry or registry in an account through a Centralized Securities Deposit. Pursuant to article 5 of the Bylaws, all shares issued shall have the same nominal value.

Article 9. Limits on the issuance of shares with preferred dividend and without voting rights. In the terms of Law, shares with preferred dividend and without voting rights, may not represent more than fifty percent (50%) of the subscribed capital.

Article 10. Certificates. Banks shares will be represented in deposited macro certificates and under the custody of Centralized Securities Deposit, for the shareholder’s rights, the notation and the registration of the certificate in Shareholders’ Book will be sufficient, with which he will credit his ownership before Centralized Securities Deposit.

Article 11. Payment of Shares. While shares are not fully paid up, only provisional certificates shall be issued to shareholders.

Article 12. Shareholders’ ledger. The Corporation shall keep a Stock Record in the manner prescribed by the law, where each stockholder's name, nationality, domicile and identification number shall be recorded. Bearing in mind that the transfer of shares will be made with the notation on the account by Centralized Securities Deposit and its registry in the Shareholder’s ledger, the bank will acknowledge the quality of shareholder or owner of shares only to the person who appears registered in the Shareholder’s ledger. Likewise, any lien, encumbrance, fractioning, usufruct, legal demand, existing cautionary measure or any other on regard of the Bank´s shares, as well as any other affectation of them will be in force or will be legalized, as the case may be in the corresponding registry through the notation in the accounts of Centralized Securities Deposit, according to Colombia Securities market. Consequently, no sale or transfer of shares, lien or limitation, encumbrance or adjudication, will have any effect in relation to the bank or the third parties unless they are registered in the Shareholder’s ledger, to which the bank cannot deny unless there is an order of competent authority, or for shares for which requirements for its negotiation have not been met.

PARAGRAPH: Through decision of Board of Directors, the Bank could delegate on a specialized entity or a Centralized Securities Deposit, the keeping of the Shareholder’s ledger.

Article 13. Shareholder’s information. Bank shareholders shall update required information for entailment and control of money laundering. Information and data contributed, including contact, financial and the Bank will keep commercial information. The Bank will be authorized to file and use such information for the compliance of obligations and rights it has as issuer. This information may be provided to Centralized Securities Deposit and or to a delegated entity for the shareholders’ assistance; these entities will also be committed to use it, keep it, custody it and use it according to the norms of securities market in which shares are negotiated.

All these without prejudice of the use of such information by authorized authority.

Article 14. Negotiation of Shares. Shares are negotiable in accordance with the Law, except in the cases legally exempted and their sale will be legalized through a notation in an account by Centralized Securities Deposit.

The Bank does not assume any responsibility by reason of facts or circumstances that might affect the validity of the contract between the transferor and the transferee of shares.

Article 15. Negotiation of Unpaid Shares. Unpaid shares may be negotiated in the same manner as paid-up shares, but both assignor and assignee shall be jointly and severally liable for the unpaid amount.

Article 16. Pending Dividends. When in the letter of transfer of shares or in the respective order the contrary is not explicitly stated, pending dividends shall belong to the buyer of the shares from the date of the letter or the order of transfer.

Article 17. Non-Transferable Stock. No stocks whose register has been cancelled or prevented by order of competent authority can be alienated.

To transfer stock whose ownership is under litigation, authorization from the respective judge is needed; as to attached shares, authorization from the plaintiff is also needed.

Article 18. Shares Pledged and Given in Usufruct. Shares levied with pledges may not be alienated without consent of the creditor. The pledge on shares does not give the creditor the rights inherent to the capacity of shareholder but with authorization of explicit agreement. The writing or document containing the corresponding agreement shall be sufficient to exercise the rights conferred on the creditor before the Bank.

The pledge shall be legalized through registration in the Shareholder’s ledger.

Unless explicit stated otherwise, the usufruct shall confer all the rights inherent to the capacity of shareholder excepting the right to alienate or encumber them, and their reimbursement after liquidation. For the exercise of rights reserved by the bare owner, the presentation of the writing or document where such reserves are made is sufficient.

Article 19. Attachment of Shares. The attachment of shares shall be carried out with the registration in the Shareholder’s ledger with written order from the competent officer. The attachment covers the corresponding dividend and can be restricted to it. In this last event, the attachment shall be carried out through order of the judge to perform the attachment and to place the respective amounts at his disposal.

Article 20. Withholding of Dividends. The Bank shall keep dividends in demand deposits, without interests, whenever there is litigation over shares and it is ordered the withholding of their dividends, until the official ordering the withholding notifies to whom they shall be provided

Article 21. Adherence to the Bylaws and to the Good Governance Code. It is understood that any one acquiring shares of the Bank, either through the subscription agreement or by transfer, or any other way, shall be subject to these bylaws and to its Good Governance Code

Article 22. Taxes. Taxes levied on the issuance and transfer of shares are to be charged to the stockholders.

CHAPTER IV

SUBSCRIPTION OF NEW STOCKS

Article 23. Share Issuance and Regulation. The shares currently on reserve and shares subsequently created by the General Shareholders´ meeting, shall be issued on the times and according to the basis determined by the competent corporate body.

It is a duty of the Board of Directors, to order the issuance of common stocks, and to publish the respective regulation of the issue of shares, subject to the applicable legal and statutory provisions.

The issuance of shares with preferential dividends and without voting right shall be ordered by the General Shareholders’ Meeting, and its regulation may be delegated to the Board of Directors.

If shares with preferential dividend and without right to voting are issued, the issuance regulation may indicate if they can be converted into common stocks, the term for such conversion and if it is optional or compulsory.

In a similar way, when as a consequence of changes in the Bank´s structure, the type of shares with preferential dividend and without right to voting disappear, such shares shall be converted in common shares.

In the event that shares with preferential dividends and without right to voting are converted into common shares, each share of the first kind, shall be entitled to one share of the second kind.

Issuance of privileged shares shall be approved by the General Meeting of Shareholders, which shall determine the nature and extent of any privileges, subject to the Bylaws and the legal provisions; and shall further regulate the placement thereof. Likewise, the diminution or suppression of privileges will be determined by the General Meeting of Shareholders.

Article 24. Preemptive Rights. In the regulation of subscription of shares, the pre-emptive right in favor of stockholders' shall be regulated, indicating the ratio and manner such stockholders will be able to subscribe the new issued shares. The term for the exercise of this right shall also be stated in the regulation and it shall not be less than fifteen (15) business days after the date when the Bank transmits the offer to the stockholders in the manner provided for in these bylaws to call the General Meeting of Shareholders.

The right of subscription of shares is negotiable since the date of the notice of the offer, through written document indicating the name of the assignee or assignees.

The legal and statutory provisions on regard of pre-emptive rights shall be observed in the event there are stockholders with preference dividend and without voting right.

Likewise, applicable regulations shall govern when approving the issuance of privileged shares.

PARAGRAPH: The Board of Directors or the General Meeting, in the same resolution about placement of stocks, may authorize the Presidency to sell, through direct negotiation with third parties, or outside the stock market, the remaining stock of the issuance, once the time for the exercise of the pre-emptive right has elapsed.

Article 25. Placement without pre-emptive right. The General Meeting of Shareholders through favorable voting of at least seventy per cent (70%) of the stock represented at the meeting may dispose that a certain issuance of stock be placed without subjection to the pre-emptive in favor of the shareholders.

Article 26. Payment of Issued and Outstanding shares. The issued and outstanding shares shall be paid in cash, in the manner indicated in the regulation. When this provides cancellation by installments, not less than a half shall be paid at the moment of subscription, and the balance in a maximum term of one year.

Article 27. Minimum value of shares and issuance authorization. The Bank may not issue shares for a price lower than their par value, and to be able to perform the subscription of the issued shares, approval of the respective regulation shall be obtained from the Superintendency of Finance.

CHAPTER V

SHAREHOLDERS’ REPRESENTATION

Article 28. Power of Attorney. Shareholders may be represented before the Bank to deliberate and vote at the General Shareholders´ Meeting, to claim dividends and for any other purpose through a written power of attorney, or any electronic means, according to the Law.

The Banks will grant validity to the representation and voting made by shareholders through electronic media in the terms established by Colombian legislation and according to the Board of Directors.

PARAGRAPH: When the power of attorney is granted to represent shares at a certain meeting of the General Shareholders´ Meeting, it is understood, except if the grantor of power has expressed otherwise, that such power of attorney is sufficient to exercise such a representation at successive meetings that are a consequence or prolongation of the first meeting, whether due to initial absence of quorum, or by adjournment of deliberations.

Article 29. Indivisibility of shares. Shares are indivisible, and therefore, when due to any legal or conventional cause, a share belongs to several people, they shall appoint a single and common representative to exercise the rights corresponding to the capacity of shareholder. In the absence of agreement, any interested party may request the judge with jurisdiction on the corporate domicile, the appointment of a representative of such shares.

Article 30. Representation of illiquid succession. When an illiquid succession own Bank's stock, the executor with tenancy of property shall exercise the stockholders' rights. If there are several executors, they shall appoint a single representative, unless one of them would have been authorized by the judge to such effect. In the absence of executor, the representation shall be exercised by the person elected by a majority of votes of the successors recognized in the proceeding.

Article 31. Exercise of the Representation. The Bank shall only recognize one representative per shareholder, whether this is a natural or legal person, a community or a corporation. At the meetings of the General Meeting of Shareholders, the representation and the right to voting are indivisible, that is, the representative or proxy is not allowed to fraction the vote of his principal or donor, which means that he may not vote with a group of represented shares, in one sense or for certain persons, and with another or other shares to the contrary or for other people. Nevertheless, this indivisibility is not opposed to the fact that the representative or proxy of several natural or legal persons, or several individuals or collectivities, may vote in each case adhering separately to the instructions given by each person or group represented or principal, but without dividing, in any event, the votes corresponding to the same person.

Article 32. Legal capacity. The fact that a person is registered in the Shareholders´ ledger does not entitle him to exercise his shareholder's rights if he lacks legal capacity. In such case, those rights shall be exercised by his legal representative.

Article 33. Incompatibility of Administrators and Employees. While they hold their positions, the administrators and employees of the Bank may neither have power to represent other people's shares at the meetings of the General Meeting of Shareholders, nor substitute the powers conferred on them. This prohibition does not include the case of legal representation.

Administrators and employees of the Bank may neither vote, even with their own shares, the decision whose object is the approval of the end-of-term balances and accounts, nor those of the liquidation.

CHAPTER VI

MECHANISMS FOR CONFLICT RESOLUTIONS

Article 34. Mechanisms for Conflict Resolution. Differences arising among shareholders with regard to the general management of the Bank, its operations, projects and businesses, shall be discussed and resolved by the General Shareholders´ Meeting pursuant to the provisions of the law and these Bylaws. Individual conflicts arising between the Bank and the shareholders or its Board of Directors or among the shareholders themselves, shall be resolved: in the first instance through direct agreement; in the second instance by friendly intermediaries designated by the parties; and in the third instance by the intervention of conciliators from the Conciliation and Arbitration Center of the Chamber of Commerce of Medellin.

Disputes arising between the shareholders and the Bank, or among the shareholders, in their capacity as shareholders, for so long as the Bank shall exist, through the time of its dissolution and during the period of its liquidation, that cannot be resolved by means of the aforementioned mechanisms in the period of 60 calendar days, shall be submitted to the binding decision of an arbitral tribunal in the city of Bogotá, Colombia, which shall be composed of three (3) Colombian citizens who are attorneys, who will pronounce a sentence accordance to law.

The appointment of the arbitrators shall be made by common agreement between the parties, within ten working days, counted from the day that the notice of a dispute is presented by one party to the other. If there is no agreement on the identity of the arbitrators, such appointment shall be made by the Conciliation and Arbitration Center of the Chamber of Commerce of Bogotá, by selecting from a list of ten names that have been jointly submitted by the parties during ten working days following the initiation of the period previously mentioned. In the total absence of agreement, the Chamber of Commerce shall make the designation in accordance with its regulations. “Party” shall be understood to mean the person or group of persons who hold the same claim.

The Court shall act in accordance with the rules of the Conciliation and Arbitration Center of the Chamber of Commerce of Bogotá, and with respect to any matters not covered by this article and those rules, the arbitration process shall follow the applicable laws.

CHAPTER VII

MANAGEMENT AND DUTIES OF DIRECTORS AND OFFICERS

ARTICLE 35. Direction and Management Bodies. For the purposes of its direction and management, the Corporation has the following bodies:

1. General Meeting of Shareholders

2. Board of Directors

3. Presidency

Each such body shall have the functions and attributes provided in these bylaws, pursuant to the special provisions herein contained and the legal provisions.

Article 36. Duties of the Administrators. The Bank's administrators must act in good faith, loyally and with a good businessperson’s diligence. They shall act in the company's best interest, taking into account shareholders' interests. In performing their duties, the administrators must:

1. Make efforts leading to the proper development of the corporate object.

2. Oversee strict compliance with legal or by-law provisions.

3. Oversee proper fulfillment of the audit functions.

4. Guard and protect the commercial and industrial reserve of the company.

5. Abstain from using privileged information inappropriately.

6. Treat all shareholders fairly and respect the exercise of their inspection rights.

7. Refrain from participating, by themselves or through third parties in either their personal interest or in the interest of third parties, in any activities entailing competition with the company or in any acts that might involve conflicts of interest.

All Directors, executive officers and employees that find themselves confronted with a possible conflict of interest should proceed as follows:

In any situation that creates a doubt concerning the possible existence of a conflict of interest, the Director, officer or employee is obliged to proceed as if such conflict did exist, and procedure established by Colombian law will govern. If there is not a disposition expressly applicable, the Good Governance Code will govern.

The commercial relations of the Bank with its main shareholders shall be conducted within the limitations and conditions established by the applicable laws and, in any event, under market conditions. The economic relations of the Bank with its Directors, the President, and the Executive Officers shall be conducted within the limitations and conditions established by relevant law and regulations on prevention, management and resolution of conflicts of interest.

8. Comply with all and any rules of conduct and obligations imposed by law upon the administrators of financial institutions, particularly those concerning bank management risks, under the principle of servicing the public interest.

9. In general, comply with all and any provisions provided in law and in the bylaws, and those contained in the Bank's Code of Ethics and Corporate Governance Code.

CHAPTER VIII

GENERAL MEETING OF SHAREHOLDERS

Article 37. Composition. The General Meeting of Shareholders shall consist of the stockholders registered in the Shareholder’s Ledger, in person or through legal representative or attorneys authorized with power of attorney conferred in writing, met with the quorum and the conditions set forth in these bylaws.

PARAGRAPH: For the Bank, electronic participation of shareholders by electronic, virtual or internet means among others will be valid, as well as the electronic vote, according to applicable legislation.

Article 38. General Meeting of Shareholders´ Direction. The General Shareholders' Meeting shall be chaired by the President of the Bank; in his absence, by the members of the Board of Directors, according to their order; in the absence of the foregoing, by the person appointed by the General Shareholders’ Meeting among the participants at the meeting, by majority of the votes corresponding to the shares represented therein. The Secretary of the Bank shall act as Secretary of the General Meeting, and in his absence, the person appointed by the President of such meeting.

Article 39. Notice of meeting. The notice of meetings both regular and special of the General Meeting of Shareholders shall be transmitted by notice published at least on one daily newspaper of wide circulation in the city domicile of the Bank. The notice of meetings where end-of-term balances, increase of authorized capital, or diminishing of subscribed capital, spin off, merger of assets, liabilities, and contracts which represent more than 25% of the total of them are to be examined shall be made at least thirty (30) calendar days before the date appointed for the meeting; in the other cases, such notice shall be made fifteen (15) calendar days in advance. To compute these days, neither the day of the notice nor the day of the meeting shall be counted. The notice for special meetings shall be accompanied with the corresponding agenda.

PARAGRAPH: When it is intended to discuss the increase of the authorized capital or the decrease of the issued capital, spin off, merger or cession of assets, liabilities and contract which represent more than 25% of the total of them, these points shall be included in the Agenda and in the Notice of Meeting.

For this proposal, the Directors shall prepare a report on the proposal´s motivations, which will remain at the disposal of the shareholders, at least, fifteen calendar days (15) before the date of the meeting. For merging, spin off or transformation, the notice will indicate the possibility of shareholders to exercise the withdraw right.

Article 40. Ordinary meeting. The General Shareholders' Meeting shall be held every year, no later than the thirty-first of March, for the purpose of assessing the situation of the Bank, designating and electing directors and other officers, reviewing reports, accounts and balance sheets of the preceding fiscal year, deciding on the distribution of profits and agreeing on all measures deemed necessary to ensure achieving the company’s objective. The date of the meeting shall be established by the Board of Directors, and such meeting shall be called by the President of the Bank. Participations and proposals of the shareholders during the meetings will be according to the procedure established in the Bank Good Governance Code. If not so called, the Meeting shall automatically take place on the first business day of April, at 10:00 am, at the Bank’s principal executive offices, where the shareholders will meet and make decisions with a majority vote of the amount of represented shares at the General Shareholders Meeting.

PARAGRAPH: The shareholders may examine the financial statements, accounting books, vouchers, the report from the administrators supporting the increase to the authorized capital stock or the decrease of the subscribed capital stock, as the case may be, and every other documents and relevant information of the company, within the deadline and subject to the formalities provided by Law and the Good Governance Code.

Article 41. Special meetings: The special meetings shall be held when required by the unforeseen and urgent needs of the Bank, upon notice of meeting made by the Board of Directors, the President, or the External Auditor, whether at their own option, or upon request of a plural number of shareholders representing at least twenty per cent (20%) of the issued stock. In these meetings the General Assembly is not allowed to deal with issues different from those stated in the Agenda published in the call, unless it is so decided by the number of shareholders required by law, and after the Agenda has been finished.

The shareholders' request shall be submitted in writing and clearly indicate the object of the call.

PARAGRAPH: The Superintendent of Finance may either order the notice of meeting to the General Meeting of Shareholders or to special meetings, or it may make such notice by it, in the cases provided by the law.

Article 42. Place of meetings. Except in the case of representation of all subscribed shares, General Meetings of Shareholders shall take place at the Bank's main domicile, on the day, time and place set out in the notice of meeting.

PARAGRAPH: Likewise, action of shareholders without a meeting may take place in the terms authorized by law.

Article 43. Meeting without notice. The General Meeting of Shareholders may validly meet, deliberate and decide in any place, without need of prior notice, if all subscribed shares are duly represented.

Article 44. Deliberation Quorum. There shall be quorum to deliberate with the presence of shareholders representing, at least, one half plus one of the shares entitled to vote at the relevant meeting, whether ordinary or special.

If due to lack of quorum the meeting is not held, a new meeting shall be called which may validly deliberate and make decisions with any plural number of shareholders, no matter the number of shares represented thereat.

The new meeting shall neither take place before ten (10) days, nor after thirty (30) days, both ends of business days computed from the date of the adjourned meeting.

PARAGRAPH 1: Issues requiring, pursuant to the law or these bylaws, voting of a special majority of the issued stock, may only be discussed and passed if the number of shares required in each case is present.

PARAGRAPH 2: Issued stock reacquired by the corporation shall not be computed, in any event, to constitute a quorum.

Article 45. Functions of the General Meeting of Shareholders. The General Meeting of Shareholders shall exercise the functions listed below, in accordance with the Law:

1. Amend the Corporate bylaws.

2. To decree the merging of the Corporation, its spin off through subdivision of the Corporate equity, takeover of another financial Company in which the total assets in circulation have been acquired, conversion, and transfer of assets, liabilities and contracts or a part of them higher than 25% of the total of operations of them which may be deems as strategic ones.

3. To decree anticipated dissolution of the Corporation and o its liquidation.

4. Issuing privileged shares, regulating their placement, determining the nature and scope of privileges, diminishing or suppressing them, subject to the bylaws and to legal provisions.

5. To order the issuance of preference shares, which regulation can be delegated into the Board of Directors.

6. To regulate that a certain issuance of shares be placed without being subject to the pre-emptive right.

7. Examining, approving, disapproving, modifying and concluding the year-end financial statements and accounts to be rendered at the end of fiscal year by the Board of Directors and the President, or when required by the General Meeting of Shareholders.

8. To appoint, from its members, a plural committee to study the accounts, inventories and balances, when not approved, and report the results to the General Meeting of Shareholders when they required it.

9. To order the distribution of profits, providing for reserves and dividends.

10. To elect for a two-term year and according to succession policies that the General Meeting has established to the Board of Directors, composed of seven (7) Directors to determine their compensation and to remove them at its sole discretion.

11. To elect, for two (2) year terms, the External Auditor of the Corporation and his alternate, and assign their fees and remove them at its discretion.

12. To designate for periods of two (2) years, the Financial Consumer Defender and his alternate, and dismiss them freely at the expiration of such period time or at the events determined by law.

13. To order actions against managers, directors or External Auditor.

14. To approve policies and guidelines to be taken into consideration or the adjustable remuneration of the President and Vice-presidents if such a remuneration is represented in Bank´s shares or lined to their price.

15. To exercise all other functions according to the bylaws and Law. In general, to exercise functions which do not correspond to any other body.

16. To adopt measures pursuant the bylaws and common interest of shareholders.

PARAGRAPH 1: Functions stated in numbers 1 to 14 in this article cannot be delegated.

PARAGRAPH 2: The General Meeting of Shareholders shall exercise its functions under the supervision and authorization of the Superintendency of Finance, when legally required. The Bank shall communicate to the Superintendency of Finance the date, time, and place of each meeting of the General Meeting of Shareholders.

Article 46. Decision Majorities. Generally, all resolutions by the General Meeting of Shareholders shall be adopted with the affirmative vote of the majority of shares represented at the meeting, taking into account that every share shall give right to one vote. The following decisions are exempted from the above rule:

1. The issuance of shares that do not imply the preference right, which will require the favorable vote of seventy per cent (70%) of the shares represented at the meeting.

2. The distribution of profits shall be approved by the Meeting with favorable vote of a plural number of shareholders representing at least seventy eight per cent (78%) of the shares represented at the meeting.

When the majority provided in the foregoing paragraph is not obtained, at least fifty per cent (50%) of the liquid profits, or from the balance thereof, shall be distributed, if loss from previous fiscal periods had to be cancelled. However, if the amount of the reserves exceeds one hundred per cent (100%) of the subscribed capital, the previous percentage will be raised to seventy per cent (70%).

3. When the payment of a dividend is to be paid with issued shares, a favorable vote of eighty per cent (80%) of the common shares represented, and eighty per cent (80%) of the preference shares subscribed shall be required.

4. In the event, that changes that would impair the conditions or rights established for the preference shares are to be approved, or when the conversion of such shares into common shares is to be voted, a favorable vote of seventy per cent (70%) of the common shares and of the subscribed preference shares, shall be required.

5. Decisions that according to the Law or by provision of these Bylaws require a special majority.

Article 47. Elections and voting. At the elections and voting performed at the General Meeting of Shareholders, the following rules shall be observed:

1. Elections may be in writing and private or by voice and public, but not secret.

2. The General Meeting of Shareholders is not allowed to make appointments by acclamation.

3. Election of the External Auditor and his alternate shall be through the absolute majority of shares represented, and may be simultaneous with the designation of the members of the Board of Directors.

4. For the election of the members of the Board of Directors, the General Shareholders’ Meeting shall take into account the selection and incompatibility standards established by the law and, as possible, the standards established in the Corporate Governance Code of the Bank which shall be informed with respect to each one of the candidates prior to the ballot.

The election of independent directors shall be in a separate ballot to the one to elect the rest of the directors, unless the reaching of the minimum number of independent directors required by law or by the by-laws is assured, or when there is only one list that includes the minimum number of independent directors required by law or by the bylaws.

Likewise, in order to set the directors’ fees, the General Shareholders’ Meeting shall consider the number and quality of the directors as well as their responsibilities and time required to perform their duties, in a manner that the fees properly compensate the contribution that the Bank expects from its directors.

5. In the election of the members of the Board of Directors or of any collegiate committee, the electoral quotient system shall be applied. This is obtained by dividing the total number of votes validly cast by the number of people to be elected. The scrutiny shall begin from the list that obtained the largest number of votes and shall continue downward. From each list as many names shall be declared elected as many times the electoral quotient fits in the number of votes cast for the same person, and if there are still places to be filled these shall correspond to the highest residue, counting them in the same descending order; blank votes shall be computed only to establish the electoral quotient. If while verifying the scrutiny it is found that somebody appearing on a list has already been elected because he appeared on a previous list, then the person occupying the following position shall be elected.

6. In the event that the residue are tied at the election held subject to the previous rule, the tie shall be resolved by drawing lots.

7. When the name of a candidate is repeated one or more times on the same list, the votes on that list in his favor shall be computed only once.

8. If a list contains more names than those it shall have, the first shall be computed until arriving at the desired number. If the number of names is lower, all the names on the list shall be counted.

9. When the General Shareholders' Meeting declares the members of the Board of Directors duly elected, it shall enumerate them, following the order in which they were placed and became elected on the only list or on the several lists that according to the number of votes would have been able to elect their candidates. It shall resolve, then on this basis, which is the first, second, third, fourth, fifth, sixth and seventh directors.

10. The members of the Board of Directors may not be replaced with partial elections, without electing the whole Board, through the electoral quotient system, unless vacancies are filled unanimously.

11. The Corporation cannot vote its own stock.

Article 48. Number of debates. All the acts of the General Meeting of Shareholders, amendment of the bylaws included, shall require a single debate, at one ordinary or special meeting.

Article 49. Minutes. The procedures of the General Meeting of Shareholders shall be recorded in the Minutes Record, which shall be registered at the Chamber of Commerce of the main domicile.

The Minutes Record, shall be signed by the President of the General Meeting and by the Secretary or ad-hoc Secretary, and in the absence of this one, by the External Auditor, and they shall be approved by a committee composed of two persons elected by the General Meeting of Shareholders at the same meeting. The minutes shall contain the details and other particulars required by the legal provisions.

The resolutions of the General Shareholders Meeting regarding amendment of the bylaws and about dissolution of the corporation before the termination of its term shall be legalized by public deed executed by the President and the Secretary of the Bank.

Article 50. Participation by shareholders entitled to preferred dividend and without voting rights. Shares with preference dividend do not grant their holders right to participate at the General Meeting of Shareholders and to vote, except in the following cases:

1. At changes that may impair the conditions or rights fixed for such shares and when the conversion of such shares into common shares are to be approved. In this event, such change shall have the approval of the majority established under No. 4 Article 46 of these Bylaws.

2. When voting the advance dissolution, merger, transformation of the corporation or change of its corporate purpose.

3. When the preference dividend has not been fully paid during two consecutive annual terms. In this event, holders of such shares shall retain their right to voting until the corresponding accrued dividends have been paid up to them.

4. When the General Shareholders´ Meeting orders the payment of dividends with issued shares. In this event, the decision shall be approved by the majority set forth under No. 3, Article 46 of these Bylaws.

5. If at the end of a fiscal period, the Bank does not produce sufficient profits to cancel the minimum dividend, and the Superintendency of Finance by its own decision, or upon petition of holders of preference shares representing at least ten per cent (10%) of these shares, provides that benefits that decrease the profits to be distributed, had been concealed or misled, it may determine that the holders of these shares participate with right to speaking and voting at General Shareholders´ Meeting, according to the provisions of the Law.6. When the register of shares at the Stock Exchange or at the National Register of Securities is suspended. In this event, the right to voting shall be maintained until the irregularities that determined such cancellation or suspension disappear.

CHAPTER IX

THE BOARD OF DIRECTORS

Article 51. Composition. The Board of Directors is composed of seven Directors, with the character of first, second, third, fourth, fifth, sixth and seventh, according to their order of election. In accordance with Colombian laws, the Board of Directors shall not be composed by a number of members employed by the Bank that could by themselves form the majority required to take any decision.

Article 52. Vacancy. The absence of a director for a period of more than three months, shall produce vacancy of his post.

Article 53. Qualification and Inauguration of Directors. Any Director, before taking office, shall await until the Superintendency of Finance qualifies him, authorizes his inauguration and he takes an oath pursuant to the provisions of the law.

Article 54. Incompatibility due to Kinship. The Board of Directors may not be composed of any majority of people linked by marriage or kinship with the third degree of consanguinity, or second of affinity, or first civil; should the Board be elected breaching this article, it cannot act, and the previous Board shall continue in the exercise of its functions, and it will therewith call the General Meeting of Shareholders to new elections. Any decisions made by the Board composed of a majority breaching the provisions of this rule are nor valid.

Article 55. Term of Directors. The Directors shall be elected for two (2) year periods, but they shall remain in their positions until their successors are elected and qualified, except when they have been removed or declared incompetent before. The directors may be re-elected, and removed at the discretion of the General Meeting of Shareholders even before the termination of their term.

Article 56. Board Members. Following qualification, the directors elected by the General Meeting of Shareholders shall hold a meeting to elect a President and a Vice President.

These positions may rotate among the members of the Board of Directors, in the manner determined by the Board of Directors and will have to oversee the efficiency and best performance of the Corporation. Under any circumstances, a legal representative of the Bank can be elected President of the Board of Directors. The President of the Board of Directors in coordination with the President of the Bank or the Secretary will participate in the preparation of the annual Agenda of meetings and will provide necessary guidelines for the execution, will oversee the timely delivery of information to the Board of Directors., will guide conversations with the purpose of assuring the participation of directors and the purpose of debates and will oversee evaluation processes of the body and its committees. They will also guide the interaction of directors among them and between the Board of Directors and the Shareholders.

In the event of temporary or accidental absences of the President of the Bank and in a temporary way until the Board of Directors meets, the President of the Board of Directors will appoint as his deputy to one of the vice-presidents who have legal representation.

Article 57. Meetings of the Board of Directors. The Board of Directors shall meet at least once a month on the day and time determined by itself, and extraordinarily at any time if called by itself, the President of the Bank, the External Auditor, or by two of its Directors.

The notice to special meetings shall be communicated at least one day in advance, but if all the members are present at a meeting, they can deliberate at any time and place, and make decisions without previous notice.

Likewise, meetings for which the presence of the shareholders is not required may be held according to the provisions of the Law.

Article 58. Attendance of Bank officials. The President of the Bank shall attend the meetings of the Board with authority to speak but without right to voting. The External Auditor may attend under the same conditions. In addition to these, other officials of the Bank may attend, but none of them will earn special remuneration for this attendance.

Article 59. Place of meetings. The meeting of the Board of Directors shall be held at the corporate domicile or at any place that for special cases the Board agrees.

Article 60. Functioning of the Board of Directors. The operation of the Board of Directors shall be governed by the following rules and by those determined by law, the bylaws, The Good Governance Code and all other norms or codes of the Bank.

1. It shall deliberate validly without the presence of the Bank´s President, Bank´s Secretary or other members of the Bank´s administration.

2. It shall deliberate with a minimum of four (4) of its members.

3. All decisions shall be made with the affirmative vote of the majority of members, except when the Law requires a higher number of votes.

4. In the event of a tie in voting proposals or resolutions, these are deemed denied. If the tie occurs when making an appointment, the voting shall be repeated, and if there is still a tie, such appointment shall be considered suspended.

5. The issues dealt with at all the meetings shall be recorded in chronological order in a minutes record which shall be registered at the Chamber of Commerce of the corporate domicile; the minutes shall contain the date and time of the meetings, the names of the attendants; the issues dealt with, the decisions made and the number of pro, negative, or blank votes; the written statements left by the participants; the appointments made and the date and time of closing.

6. The minutes shall be signed by the President or Vice President and by the Secretary of the meeting.

7. In fulfilling their functions, the directors must comply the principles set forth in the Corporate Governance Code approved by the Board of Directors and shall oversee the fulfillment of such principles by the Bank´s administrators and officials.

8. Should a director find that exercise of his or her duties may entail a conflict of interest, he or she shall promptly inform the remaining members of the Board of Directors and, in any event, shall refrain from participating in the discussion and decision of the matter giving rise to the conflict of interest.

Article 61. Duties of the Board of Directors. Duties of the Board of Directors. The Board of Directors has sufficient authority to order the execution or entering into of any act or contract within the corporate purpose, and to adopt the necessary decisions so that the Bank may accomplish its corporate purpose, and, in particular, shall have the following duties to fulfill its responsibilities in the areas of governance, management supervision, business, internal control and the promotion of ethical behavior:

1. Define the Bank's general policies and strategic objectives.

2. Create and abolish, subject to the legal provisions, the branches and agencies abroad it considers necessary.

3. Fix the schedule of salaries and extralegal benefit payments.

4. Define the general structure he deems convenient for the proper management of the Bank and its subsidiaries and approve the creation of vice-presidencies of the Bank.

5. Designate the Bank's President, his remuneration, to state his functions, to assure his following plan, and freely remove him.

6. To appoint vice-presidents, regional vice-presidents, general auditor and all other executives directed subordinated to the President, to fix their evaluation policies payment and to make a follow-up to their management results and to freely remove them.

7. To determine the President's alternates in his definitive, temporary or accidental absences. This without preventing the temporary power of the President of the Board to appoint a deputy, according to terms set up in article 56 of these bylaws.

8. To designate the remaining legal representatives of the Bank.

9. To authorize the establishment of affiliates and subsidiaries, subject to the legal provisions, and transfer, subscribe or alienate shares, "quotas" or right in such affiliates or subsidiaries or in other corporations or enterprises, subject to the provisions of these bylaws.

10. To order the issuance and regulate the subscription of common shares maintained on reserve, and regulate the issuance of shares with preferential dividend and without right to voting, when delegated by the General Shareholders´ Meeting.

11. To fix the date to hold the General Meeting of Shareholders, within the period provided in these bylaws, and call special meetings thereof when the Company's unforeseen or urgent needs so require, or upon request of a number of shareholders representing no less than twenty percent (20%) of the subscribed shares. In the latter case, the President shall submit the request to the Board of Directors at its next meeting, and the notice of meeting shall be given on the date determined by the Board of Directors.

12. To regulate the right to voting of shareholders through electronic means, according to provisions legally applicable to the Bank.

13. To authorize the year-end financial statements, the management's report and the project on profits distribution or cancellation of losses, to be submitted to the General Meeting of Shareholders in its ordinary meetings.

14. To submit, together with the Bank's President, to the ordinary General Meeting of Shareholders for approval or disapproval, the General Balance-Sheet as of December 31, of the immediately preceding year, accompanied by full details concerning loss and profits and the remaining Financial Statements of general purpose, the project for profits distribution, the written report from the President regarding his management, and the Board of Director's report on the Bank's economic and financial condition together with pertinent accounting and statistical data and any other special data required by Law. For the latter, the Board of Directors may accept the President's report or file a different or supplemental one.

15. To determine the investment to be given to the appropriations that, with the character of special funds or of the investment reserve, has ordered the General Meeting of Shareholders, and establish or modify the policies for transitory investments not immediately necessary for the development of the business of the Bank.

16. To regulate the placement of bonds on the basis that according to the law, may determine the meeting.

17. By explicit delegation from the General Meeting of Shareholders, order donations in favor of welfare, education, or civic services for the benefit of the Bank employees.

18. To determine the levels of suitability for the approval of the banking operations upon the amount, subject, connection with the establishment, etc. When due to imperative norms or by disposition of the Good Governance Code, a banking operation is to be approved by the Board, its approval cannot be delegated.

19. To examine, when it deems it convenient, in person or through one or several delegates thereof, the books, documents, assets, offices and branch offices of the Bank.

20. To grant authorization to the Bank Administrators, in the cases and subject to the statutory requirements, to alienate or acquire shares of the corporation when dealing with operations other than speculation.

21. To authorize new operations and financial services, when the norm so requires it.

22. To appoint Centralized Securities Deposit or a specialized entity for the keeping of Bank Shareholders´ ledger.

23. To supervise the adequate structure and effectiveness of the Bank's internal control, risk analysis and legal compliance systems, submit to the General Shareholders’ Meeting any report that might be required on the matter and disclose to the shareholders and to other investors, by the mechanisms established in the Bank's Good Governance Code, the main risks to which the Bank is exposed and its control mechanisms.

24. To designate the members of the Bank's Audit Committee that will support the Board of Directors in supervising the effectiveness of the internal control system and Independence and effectiveness of the auditing.

25. To appoint members of risk committee, corporate government, appoints and remuneration and all other support committees that when adopting the Good Governance Code, the Board deems convenient for the exercise of its functions.

26. To approve the Bank’s Ethics Code, which will establish the principles and rules of conduct that will guide the attitude and behavior of directors, employees, officers and collaborators regulating, among other aspects, mechanisms to prevent conflicts of interests and the use of privileged information. The Board of Directors will include in the Code the establishment and existence of an Ethics Committee and will regulate its activities.

27. To adopt, through approval of the Good Governance Code, any necessary measures in connection to the Bank's governance, its conduct and the information it discloses, to assure full respect of shareholders and investors' rights, the adequate management of its affairs and public disclosure of its performance and assure its compliance, informing this to the General Assembly in its annual report.

28. To promote respect and fair treatment of all shareholders and other security investors, in accordance with the parameters established by the regulatory control agencies of the public stock market, the Good Governance Code and the internal regulations of the Bank.

29. By approving the Good Governance Code, to regulate the procedure allowing investors to retain, at their expense and under their own responsibility, conduction of special audits on the company, regarding specific and determined matters.

30. By approving the Good Governance Code, to define any programs for information to investors, the mechanisms for adequate submission of proposals and participation in assemblies, mechanisms for appropriate attention of their interests and the system for reception of claims from investors in connection with the enforcement of the rules contained in the Good Governance Code.

31. To carry out an annual self-assessment of its performance and the performance of the Bank's President. The evaluation must include all aspects detailed in the Bank's Good Governance Code.

32. The Board of Directors may present proposals to the General Meeting of Shareholders in all matters considered necessary for the best operations of the Bank, including, among many others, a proposal for remuneration of the Board of Directors.

33. To act as a consultant body for the President and the Bank and, generally, exercise all other functions conferred on it by these bylaws and the law.

Article 62. Delegation. The Board of Directors may delegate to the President, when it deems it practical, for special cases or for limited time, any or some of the functions listed in the foregoing article, provided they may be delegated.

Article 63. Provision of vacancies. In the event of a definitive vacancy of a Director, the Board of Directors may call to a General Meeting of Shareholders to fill the vacancy, either by partial and unanimous voting or through a new election of the whole board, by the electoral quotient system as provided for in these bylaws.

CHAPTER X

PRESIDENCY

Article 64. President of the Bank – Capacity. The Government and direct management of the Bank shall be in the charge of the President who is appointed and removed by the Board of Directors at its own discretion.

Article 65. Replacement of the President. Upon temporary or accidental absences, and until the Board of Directors meet to appoint a deputy, the position of Bank's President shall be exercised by the Vice-president indicated by the president of the Board of Directors. In the event of absolute absence, that is, because of death, accepted resignation or removal, the Board of Directors shall appoint a new President. Until such appointment is made, the Presidency of the Bank shall be exercised as provided in the preceding paragraph.

Article 66. Hierarchical Superiority of the President. All the employees of the Bank, except the External Auditor and his personnel shall be under the authority of the President in the performance of their duties.

Article 67. Duties of the President. The following are the duties of the President, which he will exercise directly or through his delegates:

1. To execute the decrees and resolutions of the General Meeting of Shareholders and of the Board of Directors.

2. To create the positions, offices or employees that he may consider necessary for the best operations of the Bank; assign their functions, abolish or merge them.

3. To create and abolish, subject to the legal provisions, the branches and agencies in the Colombian territory, necessary for the development of the corporate purpose.

4. To designate, remove and accept any resignations from the Bank's employees, as well as fix their salaries and compensation, except those whose designation and removal correspond to the General Meeting of Shareholders, to the Board of Directors or to the External Auditor. All of the foregoing may be done directly or through his delegates. The President shall be responsible for evaluating annually the performance of executives that are his direct subordinates.

5. To decide as to the absences, excuses and leaves of the Bank's employees, whether directly or through his delegates.

6. To order all actions concerning the acknowledgement and cancellations of benefit payments, subject to the provisions of the law and the Board of Directors.

7. To adopt the decisions related to the journalizing of depreciations, establishment of appropriations or reserves and other charges or entries to provide for depreciation, devaluation and guarantee of the Corporation's equity; method for valuation of inventories and other standards for the preparation and presentation of the inventory, the balance sheet and the profit and lose statement, subject to the laws, with the established accounting practices and the provisions of the Board of Directors.

8. To care for the collection and investment of the Bank funds and all the securities belonging to the Bank and received under custody or deposit be kept with due safety.

9. To direct the placement of shares and bonds issued by the Bank.

10. To call the General Meeting of Shareholders and the Board of Directors to extraordinary meetings.

11. To present in the ordinary meeting of the General Assembly a written report regarding the managing of the company, including the measures whose adoption he recommends to the Assembly, and to present to it, jointly with the Board of Directors, the general balance sheet, the complete detail of the statement of results and the other annexes and documents required by law. The Financial Statements shall be certified in accordance with the law. This report shall contain, among others, a description of the risks inherent to activities related to the Bank, and other material aspects relating to the banking operation, in accordance with current applicable laws and regulations.

12. To represent the Bank to the companies, corporations or communities in which it has an interest.

13. To visit the branch offices of the Bank when he considers it convenient.

14. To perform the functions that by virtue of delegation of the General Meeting of Shareholders or the Board of Directors are conferred on him.

15. To order the Internal General Rules of the Bank, its Branch Offices and Agencies.

16. To delegate any or some of his duties on the committees or officers that he considers convenient and for concrete cases; provided that these functions are not explicitly reserved to him, or those whose delegation are forbidden by the Law.

17. The president may present proposals to the General Meeting of Shareholders in all matters he consider necessary for the best operations of the Bank.

18. Other duties related to this position according to law, by-laws or the positions own nature.

CHAPTER XI

LEGAL REPRESENTATIVES OF THE BANK

Article 68. Legal Representation. As to matters concerning the Company, the Bank's judicial and extrajudicial legal representation shall be carried on by the President and the Vice-Presidents, who may act jointly or separately.

Such representatives are empowered to enter or perform, without limitations other than those set forth in these bylaws in reference to transactions requiring the prior authorization from the Board of Directors or from the General Meeting of Shareholders, every act or contract included under the corporate purpose or of a preparatory, ancillary or supplemental nature for achievement of the corporate purposes of the Bank and those directly related to its existence and functioning. Particularly, they may settle, conciliate, arbitrate or negotiate the corporate undertakings, enter into agreements, contracts, arrangements and the like; institute or join any judicial actions, whether administrative or adjudicatory, where the Bank might hold an interest or where its intervention might be required, and file any petitions as applicable in accordance with Law; withdraw any actions or recourses filed; novate any obligations or loans; give or take properties in payment; hire judicial or extrajudicial attorneys; delegate powers, revoke mandates and substitutions and perform every other act securing compliance of the Bank's corporate purpose.

In the event of absolute or temporary absence of the President and the Vice-Presidents, the Board of Director’s members shall carry on the Bank's legal representation, in order of their appointment, with the exception of the President of the Board.

PARAGRAPH 1: Within the relevant regions and zones, and for all transactions entered in connection therewith, the Regional Vice-presidents and Zone Managers are also authorized to act as the Bank's legal representatives with respect to the Zone or Region they manage. Additionally, branch Managers are authorized to act as the Bank’s legal representatives in connection with matters relating to the relevant office.

PARAGRAPH 2: The directors of BANCOLOMBIA's legal divisions are authorized to act as the Bank’s legal representatives. The other lawyers appointed by the Board of Directors for such purpose are authorized to act as the Bank’s legal representatives exclusively for matters and procedures that may arise before the administrative authorities, including the Superintendency of Finance, and the judicial authorities.

CHAPTER XII

THE GENERAL SECRETARY

Article 69. Appointment. The Bank shall have a secretary appointed by the Board of Directors, at its discretion, who shall also act as secretary of the General Meeting of Shareholders, the Board of Directors and the Presidency. For his appointment, the Board of Directors will accept a report prepared by a Board Committee as stated in the Good Governance Code.

Article 70. Functions of the Secretary. The Secretary shall:

1. Coordinate the organization of the meeting of the General Meeting of Shareholders and the Board of Directors.

2. Communicate the calls to the meetings of the General Meeting of Shareholders and the Board of Directors.

3. Attend the meetings of the General Meeting of Shareholders and the Board of Directors.

4. Maintain, pursuant to the law, the minutes record of the General Meeting of Shareholders and the Board of Directors, and authorize with his signature any copies issued thereof.

5. To be in charge of the Shareholder’s ..

6. In his capacity as Vice-President, exercise the Bank's legal representation.

7. Any others of special character conferred on him by the General Meeting of Shareholders, the Board of Directors, and the Presidency

CHAPTER XIII

AUDITING

Article 71. Appointment and Assumption of Office. The External Auditor and its Substitute shall be designated by the General Assembly of Shareholders for periods of two (2) years, but they can be reelected indefinitely and removed by the Assembly at any time. The Substitute shall replace the principal in all the cases of absolute or temporary absence. Election of the external auditor according to Good Governance Code, shall be on the basis of an objective and public evaluation conducted by the Bank's Audit Committee, and submitted through the Board of Directors, on a fully transparent basis, with the previous analysis of at least two alternatives in aspects such as services offered, fees and expenses, experience, area knowledge, etc. Once elected, the External Auditor and his substitute, they shall assume office, upon authorization from the Superintendency of Finance.

Article 72. Qualification. The External Auditor and his Alternate shall be registered public accountants. Should a legal person be appointed as External Auditor, this one shall appoint a registered accountant to audit the Bank´s accounts.

Article 73. Inabilities. Anybody who is a partner of the same corporation or of its affiliates, one holding any other position at the Bank, and the one he who is bound by marriage or kinship within the fourth degree of consanguinity, first civil or second of affinity, that is, copartner of the administrators and management officials, cashiers, treasures, auditor and accountant of the Bank may not occupy the position of External Auditor.

Article 74. Incompatibilities. The External Auditor shall not hold any other position either at the Bank or at its affiliates, and is forbidden to enter into contracts with the corporation or to acquire shares thereof.

Article 75. Functions. The External Auditor shall carry out the functions provided in the Second Book, Title I, Chapter VIII, of the Commerce Code, and is subject to the provisions therein, without harm to other provisions of other laws and regulations and the General Shareholders Assembly while it is compatible with the External Auditor´s legal obligations.

PARAGRAPH: Revelation of findings: The External Auditor, in his report to the Shareholders Assembly, shall include, in addition to what is required by law, the relevant findings he produces, so that the shareholders and other investors may rely on the necessary information to make decisions regarding the corresponding securities.

Article 76. Remuneration. The External Auditor's remuneration shall be fixed by the General Meeting of Shareholders. The General Meeting of Shareholders where the External Auditor is appointed shall include information related to the appropriations foreseen for the supply of human and technical resources, allocated to the performance of his functions.

CHAPTER XIII

BRANCH OFFICES AND AGENCIES

Article 77. Operation of Branches and Agencies. The branch offices shall be administered by an employee designated as Manager and the agencies shall be administered by an employee designated as Director. The Managers of the Branch Offices are authorized to act as legal representatives of the Bank in all of the business done in relation to such offices.

Article 78. Coordination. The Board of Directors may ascribe several branch offices and agencies in the same or several municipalities to an administrative unit under the denomination indicated by the Board, in the charge of the immediate direction of an employee whose functions and title shall also be determined by the Board of Director.

CHAPTER XIV

BALANCES, PROFITS, RESERVE AND DIVIDENDS

Article 79. Intermediate Financial Statements. The Bank's intermediate financial statements shall be prepared on the last day of each month, and shall be submitted to the Superintendency of Finance.

Article 80. Financial Statements. The company fiscal year shall be the calendar year. As of the thirty-first (31) of December, the company shall prepare a General Financial Statement, an income statement corresponding to the fiscal year ending on such date, and an inventory detailing all assets and liabilities of the company, in accordance with all legal requirements and established accounting regulations, which shall be submitted for consideration to the General Shareholders Meeting, together with the reports, projections and other documents required by law.

The company shall state the economic result of the company as a profit or loss per each issued share. This does not preclude that such results be, in addition, expressed in the aggregate, if so accepted by the Shareholders Meeting.

Original copies of the General Financial Statement, together with the documents and corresponding attachments, will be sent to the Superintendency of Finance in the manner established by the legal provisions and in accordance with the instructions of the Superintendency.

Financial Statements shall be published in the manner provided by the relevant regulations.

PARAGRAPH: The Bank shall also present and make available, as applicable and in the manner and periodicity required by law, the consolidated financial statements with its subsidiaries, stating the financial condition, the results of operation, changes in the capital and the cash flows between the Bank and its subsidiaries.

Article 81. Legal Reserve. The Bank has established a legal reserve. Such reserve must amount to at least fifty percent (50%) of the subscribed capital, for which purpose ten percent (10%) of each year's liquid profits shall be taken. Once the said limit has been reached, a lesser percentage or no amount may be set aside for said reserve. However, should the reserve fall below fifty percent (50%) of the subscribed capital, it shall be necessary to reach the limit in the manner stated above.

Reduction of the reserve below the minimum limit shall be allowed for the purpose of covering any losses in excess of non-distributed profits.

Article 82. Distribution of profits. Once the Balance Sheet has been approved, the appropriation for the payment of taxes of the corresponding taxable year has been made, and the transfers to the legal reserve, the General Meeting of Shareholders shall proceed to decree the distribution of the liquid profits, providing for reserves and dividends. The distribution of profits shall be made pro rata to the portion of the nominal value of the shares already paid. The amount of the profits to be distributed may not be less than the minimum percentage that shall be distributed among shareholders, according to the laws, except when the General Meeting of Shareholders determines otherwise, with the majority established by the same laws, and provided that the undistributed benefits are assigned to the legal reserve, or to the statutory and voluntary reserves, prior fulfillment of the provisions contained in the law and in these bylaws.

PARAGRAPH: The General Meeting of Shareholders may allocate a portion of the profits to welfare, education or civic services, or to support economic organizations of the Bank employees.

Article 83. Shares with Preferred Dividend and without Right to Voting. Shares with preferred dividend, and without right to voting, are entitled to payment, on the profits of the fiscal year, after canceling the losses affecting the capital, once the amount that shall be legally set apart for the legal reserve has been deducted, and before creating or accruing any other reserve, of a minimum preferred dividend equal one per cent (1%) yearly on the subscription price of the share, provided this dividend is higher than the dividend assigned to ordinary shares, otherwise, the latter shall be recognized. The dividend received by holders of ordinary shares may not be higher than the dividend assigned to preferred shares. Payment of preferred dividend shall be made on the time and manner established by the competent corporate body and with the priority indicated by the law.

Article 84. Dividend periods. The dividend periods may be different from the periods of the general balance sheet. It is incumbent upon the General Meeting to determine such dividend periods, the effective date of such, the system and place for its payment.

Article 85. Claim of dividends. The Company shall not recognize interest on dividends that are not claimed on due time and they shall remain in the charge of the Bank at the disposal of their owners.

Dividends not claimed within ten (10) years after they are caused are not withdrawable and shall be transferred to the reserve.

Article 86. Dividends in stocks. Subject to the decision of the General Meeting of Shareholders, the dividend may be payable in stock. This decision shall be compulsory to the stockholder's provided it has been approved of the majority in the manner provided for on number 3 of article 46 of these Bylaws. In the absence of this majority, the stockholder is free either to receive the stock dividend or to demand payment in cash.

Article 87. Absorption of Corporate Loss. Losses are cancelled with the reserves especially assigned to this purpose, with the undivided profits, with the Reserve Fund and, lastly, with the profits of the subsequent fiscal years.

The reserves whose end is the absorption of specific losses may not be used to cover different losses, unless otherwise provided by the General Meeting.

Before losses from previous fiscal years affecting the capital are cancelled, profits may not be distributed; the losses affect the capital when as a consequence of them, the net capital decreases below the subscribed capital.

CHAPTER XV

DISSOLUTION AND LIQUIDATION

Article 88. Dissolution. The corporation shall be dissolved:

1. Due to the expiration of its term, unless it is validly extended before its maturity.

2. When losses decrease the net equity below fifty per cent (50%) of the issued stock.

3. When 95% or more of the issued stock belong to a single stockholder.

4. By reduction of the number of stockholders below the number required by the law for its establishment and operation.

5. By decision of competent authority in the cases provided by the laws.

6. By decision of the General Meeting of Shareholders.

7. Because of the impossibility for the corporation to develop the corporate purpose, the termination of it or the extinction of the thing or things object of its exploitation.

8. By any other cause set forth in the laws.

If legally possible, the Corporation may avoid that the occurrence of a cause of dissolution may have irreversible effect, if it promptly adopts the measures and remedies provided or permitted by the law and if it carries out the formalities demanded by the situation.

Article 89. Dissolution formalities. After the dissolution of the bank is declared, due to any causes expressed in law or in its bylaws, compliance with formalities stated in these bylaws and in norms in force shall be followed.

Article 90. Liquidation. Once the corporation is dissolved, its liquidation shall be performed therewith. It shall not, therefore, initiate new operations in the development of its object and shall maintain its legal capacity only for the acts necessary for the immediate liquidation.

The name of the Bank, once dissolved, shall always be accompanied with the legend, "under liquidation".

Article 91. Appointment of the liquidator. The liquidation and division of the capital shall be performed, subject to the legal provisions, by a special liquidator appointed by the General Shareholders' Meeting, without prejudice to the fact that the General Meeting may appoint several liquidators and determine, in such event, if they shall act jointly or separately.

The General Shareholders' Meeting shall appoint an alternate liquidator. Until the appointment of the liquidator and his alternate are made and registered at the Chamber of Commerce of the Corporate domicile, the President of the Bank, at the moment it starts its liquidation, shall act as liquidator and the members of the Board of Directors shall act as his alternates in the order of precedence, except for the chairman of the Board.

Article 92. Rules to be followed in the liquidation. The liquidation of the Company and the division of its capital shall be carried out subject to the commerce code, to the special provisions concerning the liquidation of financial institutions, to the applicable standards of the Civil Code, and observing the following rules:

1. The General Meeting of Shareholders shall be called and it shall meet on the dates, manner and terms prescribed for the regular meetings, and special meetings whenever it is called by the liquidator, the External Auditor, the Superintendencia Financiera (Superintendency of Finance), or when requested by a plural number of shareholders representing not less than twenty per cent (20%) of the issued stock. Such meetings shall accomplish all the functions compatible with the liquidation status and, especially, they shall appoint, change and remove, at their option, the liquidator or liquidators and their alternates, require accounts from them, determine the property that shall be distributed in kind, and establish priorities for the sale of assets, manners and terms for such sale, agree with the liquidators the fees for their services and adopt all the necessary provisions according to the law.

2. The General Meeting of Shareholders may determine which property shall be distributed in kind, fix the value of such property or the manner of determining it, establish the manner of its assignment and authorize the liquidator to carry out the corresponding distribution, subject to the requirements of the law. The meeting shall have the power to authorize the assignment of in undivided assets by groups of shareholders, make arrangements for the sale of assets through private treaty among the shareholders or with the participation of external bidders, and arrange for the use of other approaches deemed proper.

3. Absolute majority of the votes present, shall be sufficient for the approval of the periodic accounts submitted by the liquidator, or of the occasional accounts he may be required to give as well as to authorize the assignment of property in kind, payments in kind, to carry out the transactions necessary or convenient to facilitate or conclude the liquidation, for the approval of the final account of the liquidation and the minute of the distribution.

Article 93. Duties of the liquidator. The liquidator or liquidators shall exercise their functions subject to the following standards:

1. They shall inform all creditors, in the manner required by the law, about the condition of liquidation of the Bank.

2. They shall make the inventory of assets and liabilities and submit it to the approval of the Superintendencia Financiera (Superintendency of Finance), in compliance with the pertinent legal provisions.

3. They shall also conclude any pending operations, require that previous administrators render account of the management of the Company's business, collect the "active" credits of the corporation, alienate the corporate property, subject to the rules approved by the meeting, maintain and custody the books and the correspondence, render accounts or present statements of liquidation and, in general, do any thing deemed necessary for the extinction of the Bank.

4. The liquidator or liquidators shall cancel all the external liabilities before distributing the balance to the stockholders.

5. The balance of the assets shall be distributed among the stockholders, pro rata of the shares owned by each one.

6. The minute of distribution, once approved by the meeting, shall be legalized at a notary of the corporate domicile, together with the inventory procedures and the judicial action, in its case.

7. Once the final account of the liquidation has been approved by the General Meeting of Shareholders, each shareholder will be given his part in the manner determined by the law.

8. Once the liquidation has been duly concluded, its final approval shall be requested from the Superintendency of Finance.

Article 94. Administrative liquidation. When the Superintendent of Finance has the assets, property and business of the corporation under his possession, for its liquidation, the relevant legal provisions shall be applied.